CERTIFICATE OF FORMATION

                                       OF

                           MAN-GLENWOOD LEXINGTON, LLC


      The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

      FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is MAN-GLENWOOD LEXINGTON, LLC.

      SECOND: The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle.

      This Certificate of Formation is duly executed and is being filed in accordance with Section 18-201 of the Delaware Limited Liability Company Act.

Executed on August 5, 2002.



                              /s/  Frank C. Meyer
                              ---------------------------
                                 Frank C. Meyer
                                    Authorized Person